UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 2, 2008

Electronic Game Card, Inc.
(Exact name of registrant as specified in charter)

Nevada	000-25843	87-0570975
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

5405 Alton Parkway, Suite A-353, Irvine, CA 92604
(Address of principal executive offices)

Registrant's telephone number, including area code: 866-924-2924

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 – CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of new Chairman and other Board Members

On September 3, 2008 Electronic Game Card, Inc ("EGC") issued a press release announcing the election of Lord Leonard Steinberg as Chairman and also Eugene Christiansen and Anna Houssels as Directors. EGC had previously announced in a press release on June 6, 2008 that Messrs. Steinberg,Christiansen and Ms. Houssels had agreed to accept nomination to those positions. Copies of each of those press releases are attached hereto as Exhibits 99.1 and 99.2, respectively, and are incorporated by reference into this Item.

The appointment agreement with Lord Steinberg provides for a two-year term from September 1, 2008 through August 31, 2010, and may subsequently be renewed. The agreement provides for a base salary of $250,000 per annum. In exchange for agreeing on June 6, 2008 to accept such appointment and service for EGC effective from and subject to election by EGC’s shareholders, the appointment agreement with Lord Steinberg requires the grant to Lord Steinberg of a ten-year option to purchase 2,000,000 shares of EGC’s common stock at $0.52 per share, being the average closing price for EGC’s common stock for the 10-day period prior to May 28, 2009, on which date the option component of Lord Steinberg’s compensation was agreed subject to agreement on the other aspects of his compensation which ultimately were as described above. The options vest one-fifth each year, with the first vesting date being the one year anniversary of the effective date of the appointment agreement..

The appointment agreements for Mr. Christiansen and Ms. Houssels to serve as non-executive Directors are substantially the same. Each is for a two-year term through August 31, 2010 and for compensation of $50,000 per annum. In exchange for agreeing to appointment and service as non-executive Directors for EGC from and subject to election by EGC’s shareholders, each of them was granted ten-year options to purchase 500,000 shares of EGC’s common stock, also at the same $0.52 per share exercise price, but vesting one-third each year, with the first vesting date being the one year anniversary of the effective date of the appointment agreement.

Each of the appointment agreements contains, among other things, director indemnification provisions as well as provisions concerning confidentiality, non-competition, and non-use provisions as well as other provisions customary for EGC’s directors in order to protect EGC’s intellectual property. Each of the appointment agreements also entitles the applicable director to participate in such benefits as are made available to other senior executives and directors.

If the appointment agreement with any of Messrs. Steinberg or Christiansen or Ms. Houssels is terminated by individual for good reason, as defined in the agreement, or if EGC terminates the agreement other than for cause, or due to the individual’s incapacity, death or retirement, the individual will be entitled to receive the individual’s base salary through the date on which the termination occurred, plus credit for any unused vacation and severance payments at the then-current salary for thirty (30) days from the date of termination. The individual also will be entitled to continued vesting of stock options and restricted stock for thirty (30) days. If the agreement is terminated due to his death or incapacity, there are no additional payments under the agreement.

Mr. Christiansen provided consulting services to EGC in 2007 for which his firm was paid $75,000 on August 9 2008 and $75,000 on December 5 2008.

It is anticipated that Lord Steinberg will be a member of EGC’s Audit Committee, Compensation Committee and Nomination Committee; that Ms. Houssels will be a member of the Compensation Committee and the Nomination Committee, and that Mr. Christiansen will be a member of the Nomination Committee.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibits are filed with this report.

99.1	Press release dated September 3, 2008

99.2	Press release dated June 6, 2008

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Electronic Game Card, Inc.

By:	/s/ Linden Boyne
Title: Interim Chief Financial Officer

November 3, 2009

Exhibit Index

Exhibit Number	Exhibit Title or Description

Exhibit 99.1	Press Release of Electronic Game Card, Inc. dated September 3, 2008

Exhibit 99.2	Press Release of Electronic Game Card, Inc. dated June 6, 2008